                          QUEENS COUNTY BANCORP, INC.

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                                       FOR THE                     FOR THE
                                                                                  THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                                    SEPTEMBER 30,               SEPTEMBER 30,
                                                                                 --------------------       ---------------------
                                                                                   1997          1996          1997          1996
                                                                                 ------       -------       -------       -------
Net income                                                                       $5,395       $ 5,602       $17,869       $17,127
                                                                                 ------       -------       -------       -------

Weighted average common shares
   outstanding                                                                    8,675        10,069         9,226        10,510

Common stock equivalents due to
   dilutive effect of stock options                                                 847           771           829           739
                                                                                 ------       -------       -------       -------

Total weighted average common shares
   and common share equivalents outstanding                                       9,522        10,840        10,055        11,249
                                                                                 ======       =======       =======       =======

Earnings per common share and common share
   equivalents (a)                                                               $ 0.57       $  0.52       $  1.78       $  1.52
                                                                                 ======       =======       =======       =======

Total weighted average common shares
   and common share equivalents outstanding                                       9,522        10,840        10,055        11,249

Additional dilutive shares using ending period market value versus average market value for the period when utilizing the treasury stock method regarding stock
   options                                                                          105            15           124            46
                                                                                 ------       -------       -------       -------

Total shares for fully diluted earnings
   per share                                                                      9,627        10,855        10,179        11,295
                                                                                 ======       =======       =======       =======

Fully diluted earnings per common share
   and common share equivalents (a)                                              $ 0.56       $  0.52       $  1.76       $  1.52
                                                                                 ======       =======       =======       =======

(a) Reflects shares issued as a result of a 3-for-2 stock split on April 10,
1997.
                                                                              28